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                                                                    EXHIBIT 11.1

                             BEI TECHNOLOGIES, INC.

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

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                                                      NINE MONTHS
                                                         ENDED     YEAR ENDED
                                                       JUNE 28,   SEPTEMBER 28,
                                                         1997         1996
                                                      ----------- -------------
                                                        (AMOUNTS IN THOUSANDS
                                                      EXCEPT PER SHARE AMOUNTS)
Computation of shares used in computing pro forma
 earnings per common and common equivalent share:
Weighted average shares outstanding..................    7,021        6,926
Net effect of dilutive stock options based on the
 treasury stock method...............................      110          182
                                                        ------       ------
Computation of shares used in computing pro forma
 earnings per common and common equivalent share.....    7,131        7,108
                                                        ======       ======
Income from continuing operations....................   $1,794       $2,873
Income from discontinued operations..................    1,389        1,698
                                                        ------       ------
Net income...........................................   $3,183       $4,571
                                                        ======       ======
Pro forma earnings from continuing operations per
 common share and common equivalent share............   $ 0.25       $ 0.40
Pro forma earnings from discontinued operations per
 common share and common equivalent share............     0.20         0.24
                                                        ------       ------
Pro forma earnings per common share and common
 equivalent share....................................   $ 0.45       $ 0.64
                                                        ======       ======
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